Exhibit 10.1

SUNOCOCORP LLC
LONG-TERM CASH RESTRICTED UNIT PLAN
(Effective as of October 31, 2025)

ARTICLE I
Purpose of the Plan
The SunocoCorp LLC Long-term Cash Restricted Unit Plan (the “Plan”) has been adopted by the Board of Directors (the “Board”) of SunocoCorp Management LLC (the “Manager”) on behalf of SunocoCorp LLC (the “Company”) as of October 31, 2025. The Plan is intended to promote the interests of the Company by providing to Employees and Directors incentive compensation awards based on the value of Common Units to encourage superior performance. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company and its Affiliates and to encourage them to devote their best efforts to advancing the business of the Company and its Affiliates.
ARTICLE II
Definitions
As used in this Plan, the following terms shall have the meanings herein specified:
2.1“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
2.2“Award” or “Awards” means a Cash Unit Award(s) granted under the Plan.
2.3“Award Agreement” means the written or electronic agreement delivered to a Participant by which an Award is evidenced.
2.4“Board” has the meaning as set out in ARTICLE I.
2.5“Canada” means the country of Canada, including all of its provinces and territories.
2.6“Canadian Taxpayer” means a Participant who, with respect to an Award, is subject to taxation under the applicable tax laws of Canada.
2.7“Cash Unit” means a notional unit granted under the Plan that upon vesting entitles the Participant to receive an amount of cash equal to the Fair Market Value of a Common Unit as of the vesting date.
2.8“Cash Unit Account” means, with respect to any Participant, the total amount of the liability for payment of incentive compensation to the Participant under this Plan.
2.9“Change in Control” means, and shall be deemed to have occurred upon one or more of the following events:

(a)any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate of the Company or the Manager, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Manager;
(b)the members of the Manager approve, in one or a series of transactions, a plan of complete liquidation of the Manager; or
(c)the sale or other disposition by the Manager of all or substantially all of its assets in one or more transactions to any Person other than the Manager or an Affiliate of the Manager; or
(d)a Person other than Manager, the sole member of the Manager or an Affiliate of the Manager’s sole member becomes the Managing Member.
2.10“Code” means the United States Internal Revenue Code of 1986, as amended.
2.11“Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.
2.12“Common Unit” has the meaning set forth for such term in the Company’s Fifth Amended and Restated Limited Liability Company Agreement
2.13“Company” has the meaning as set out in ARTICLE I.
2.14“Date of Termination” means, in respect of an Employee, the later of: (i) the last day the Employee actually performs their duties prior to the termination of their employment with the Company or an Affiliate of the Company (as applicable) for any reason; or (ii) the end of the period of statutory notice of termination prescribed by applicable employment or labour standards legislation. For clarity, except to the extent required by applicable employment or labour standards legislation, the Date of Termination shall not be extended by any contractual, civil law, or common law notice of termination period in respect of which the Employee receives or may receive pay in lieu of notice of termination or damages in lieu of such notice of termination
2.15“Director” means a member of the Board.
2.16“Disability” means, unless provided otherwise in the Award grant agreement, an illness or injury that lasts at least six continuous months, is expected to be permanent and renders the Participant unable to carry out his or her duties to the Company or an Affiliate of the Company.
2.17“Employee” means an employee of the Company or an Affiliate of the Company.
2.18“Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.19“Fair Market Value” means the volume-weighted average price (“VWAP”) of a Common Unit on the day of vesting calculated by totaling the dollars traded for every transaction (price multiplied by the volume) and then dividing by the total shares traded on the applicable date (or if there is no trading in the Common Units on such date, on the next preceding date on which there was trading).  Described in a formula such as the following: VWAP = (Sum of (Tick Price ×Tick Volume)) / Trading Volume. In the event a Common Unit is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including Section 409A.
2.20“Fifth Amended and Restated Limited Liability Company Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of SunocoCorp LLC, as it may be amended, supplemented or restated from time to time.
2.21“Manager” has the meaning as set out in ARTICLE I.
2.22“Managing Member” has the meaning ascribed to “Manager” as set forth in the Company’s Fifth Amended and Restated Limited Liability Company Agreement.
2.23“Non-Managing Member” has the meaning set forth in the Company’s Fifth Amended and Restated Limited Liability Company Agreement.
2.24“Participant” means an Employee or Director granted an Award under the Plan.
2.25“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.
2.26“Plan” has the meaning as set out in ARTICLE I.
2.27“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or guidance that may be amended or issued following the adoption of this Plan.
2.28“Service Year” has the meaning as set out in Section 4.2 herein.
2.29“U.S. or United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.
2.30“U.S. Taxpayer” means a Participant who, with respect to an Award, is subject to taxation under the applicable U.S. tax laws.

ARTICLE III
Purpose and Effectiveness of Plan; Administration and Eligibility
3.1Effectiveness. This Plan shall become effective upon approval by the Board. All awards made by the Committee under this Plan shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards.
3.2Eligibility for Participation. The Committee will have the authority, in its sole discretion, and from time to time, to designate the Participants in the Plan. Any Employee or Director shall be eligible to be designated a Participant by the Committee and receive an Award under the Plan.
3.3Administration of the Plan. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, on behalf of the Company and the Board, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer and/or the most senior Human Resources executive of the Company (including its parents, general partners, subsidiaries, and affiliates) (the “Most Senior HR Executive”), subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation, all references in the Plan to the “Committee”, other than in Section 3.4, shall be deemed to include the Chief Executive Officer and/or the Most Senior HR Executive. Notwithstanding the foregoing, the Chief Executive Officer and/or the Most Senior HR Executive may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer or director subject to Rule 16b-3. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the number of Cash Units to be covered by Awards; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (v) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including any member of the Company, the Manager, any of their respective Affiliates, any Participant, and any beneficiary of any Award.

3.4Termination and Amendment. Except to the extent prohibited by applicable law:
(a)Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 3.4(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner or at any time without the consent of any Participant, other holder or beneficiary of an Award, or any other Person.
(b)Amendments to Awards. Subject to Section 3.4(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 3.4(c), in any Award shall materially reduce the rights or benefits of a Participant with respect to an Award without the consent of such Participant.
(c)Actions Upon the Occurrence of Certain Events. Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Company, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:
(1)provide for the acceleration of vesting of the Participant’s Award and its termination in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the vesting of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event that the Committee determines in good faith that no amount would have been attained upon the vesting of such Award or realization of the Participant’s rights, then such Award may be terminated by the Committee without payment);
(2)provide that such Award be assumed by a successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar rights or awards covering the equity of a successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the underling equity interests and prices used to determine the value of the Award;
(3)make adjustments in the number of Cash Units subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of, and the vesting and criteria included in, outstanding Awards, or both;
(4)provide that such Award shall be payable immediately, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and
(5)provide that the Award will not become payable after such event, i.e., shall terminate upon such event, with or without consideration being paid to the Participant.

ARTICLE IV
Cash Units
4.1Types of Awards Under the Plan. Awards under the Plan will be in the form of Cash Units, as described in this Article IV. There are no limits to the number of Cash Units that may be granted pursuant to this Plan.
4.2Award of Cash Units. From time to time, and subject to the provisions of the Plan, the Committee may grant Cash Units to any Participant in respect of services rendered by the applicable Participant in a taxation year (the “Service Year”). Such grant of Cash Units shall be reflected as a credit to the Participant’s Cash Unit Account. The date Cash Units are granted shall mean the date selected by the Committee as of which the Committee allots a specific number of Cash Units to a Participant pursuant to the Plan. The Cash Units granted under the Plan shall be evidenced by written certificate (substantially in the form attached hereto as “Exhibit A”) stating the number of Cash Units evidenced thereby, or in such form and as the Committee may from time to time determine.
4.3No Distribution Rights or Equivalents. No Participant under this Plan will be entitled to receive any payment of distributions or distribution equivalents, or interest or interest equivalents, on any Cash Units held in such Participant’s Cash Unit Account.
4.4Vesting. Each grant of Cash Units to a Participant shall fully vest no later than the third December 5th after the Service Year.
4.5Payment of Award.
(a)Timing. Payment in respect of Cash Units earned will be made to the holder thereof within twenty-five (25) calendar days after the applicable vesting date for such Cash Units, but only to the extent that the Committee determines that the Participant remains an Employee or Director as of such applicable vesting date. For greater certainty, and notwithstanding anything to the contrary in this Plan, in respect of Canadian Taxpayers, payments in respect of a Cash Unit shall occur no later than December 31st of the third calendar year following the Service Year in respect of which the Cash Unit is granted.
(b)Form and Amount of Payment. Payment for Cash Units earned will be made only in cash, and in an amount equal to the Fair Market Value on the vesting date of the number of vesting Cash Units held on the vesting date in such Participant’s Cash Unit Account, less applicable federal, state, local and foreign withholding taxes due.
4.6Death or Disability
(a)In the event of the death or Disability of a Participant occurs while the Participant is still an Employee or Director and has Awards outstanding at the time of the Participant’s death or Disability, the Participant or the Participant’s beneficiary will be paid an amount in cash in full settlement of the Participant’s Cash Units outstanding (vested or unvested), less any applicable federal, state, local and foreign withholding taxes, as a result of death or the Participant’s Disability, no later than twenty-five (25) calendar days following the date of the Participant’s death or the date of the determination of the Participant’s Disability. The amount payable under this Section 4.6 shall be equal to the Fair Market Value of the number of Cash Units held on the date the Participant became Disabled or died, as applicable.

(b)In the event of the death of a Participant, distribution shall be made to the surviving spouse of a deceased Participant, or, if there is no surviving spouse, the children of the Participant in equal shares (the share of any child who predeceases the Participant to go in equal shares to the issue of such deceased child), or if there is no surviving spouse, child, or issue of such children, the estate of the Participant.
4.7Termination of Employment. Except as provided in Sections 4.6 and 4.8, as set forth in an Award Agreement, or as otherwise determined by the Committee, all unvested Cash Units of a Participant under the Plan will be immediately and fully forfeited upon the Date of Termination of the Participant’s employment or service with the Company or an Affiliate of the Company, as applicable, and in such event the Participant shall not be entitled to receive any payment with respect to unvested Cash Units held in the Participant’s Cash Unit Account. Vested Cash Units that have not yet been settled shall be paid in accordance with Section 4.5 above.
4.8Change of Control. If the Committee elects to accelerate the vesting of a Participant’s Cash Units upon the occurrence of a Change in Control as provided in Section 3.4(c), the Participant will be paid an amount in cash in full settlement of the Participant’s Cash Units outstanding immediately before the Change in Control equal to the number of such Cash Units credited to such Participant’s Cash Unit Account immediately before the Change in Control. The cash payment will be made to the Participant as soon as practicable thereafter, but no later than the twenty-fifth (25th) calendar day immediately following the date of occurrence of such Change in Control or December 31st of the third calendar year after the Service Year, whichever occurs earlier, less any applicable federal, state, local and foreign withholding taxes, provided that the Participant served as an Employee or Director immediately before the Change in Control. Contemporaneously with the granting of any Cash Units hereunder, the Committee may establish other conditions which must be met for payout to occur. These conditions will be set forth in the Award Agreement evidencing the grant of such Cash Units.
ARTICLE V
General Provisions
5.1No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.
5.2Tax Withholding. Unless other arrangements have been made that are acceptable to the Committee, the Company is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount of any applicable taxes payable in respect of the grant of an Award or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee to satisfy the withholding obligations for the payment of such taxes.

5.3No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or an Affiliate of the Company, continue consulting services or to remain on the Board, as applicable. Furthermore, the Company may at any time dismiss a Participant from employment or service free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award agreement or other valid written agreement.
5.4Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles provided for thereunder.
5.5Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
5.6Other Laws. The Committee may refuse to issue or pay out any Cash Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Cash Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Company or an Affiliate to recover the same under Section 16(b) of the Exchange Act.
5.7No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from any member of the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of that entity.
5.8No Fractional Cash Units. No fractional Cash Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Cash Units or whether such fractional Cash Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.
5.9Successors and Assigns. This Plan shall be binding upon, and inure to the benefit of the Manager, the Company and any of their successors or their assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Manager’s or the Company’s assets and business. Unless otherwise provided by the Committee: (a) no part of an Award shall be assignable or transferable by the Participant, except by will or the laws of descent and distribution; and (b) during the Participant’s life, an Award shall be payable only to Participant, or Participant’s guardian or legal representative.

5.10Section 409A. In respect of U.S. Taxpayers, to the maximum extent permitted under applicable law, payments under the Plan are intended to be exempt from the application of Section 409A on the basis that they qualify as “short term deferrals” under Section 409A and the Committee intends to interpret and apply the Plan in a manner that is consistent with this intention. To the extent that Section 409A does apply to payments under the Plan, (i) it is intended that such payments under the Plan will comply with Section 409A to the maximum extent possible and the Committee intends to interpret and apply the Plan in a manner that is consistent with this intention and (ii) the applicable provisions of Section 409A are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict within and (iii) to the extent that a Participant is a “specified employee” within the meaning of the Section 409A and that Participant receives a benefit under the Plan due to the Participant’s termination of employment, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Participant’s date of termination or, if earlier, the date of the Participant’s death following such date of termination. All such amounts that would, but for this Section 5.10, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid with respect to any such delayed payments. For purposes of Section 409A, each payment or amount due under the Plan shall be considered a separate payment. Participants bear exclusive responsibility for any additional taxes they may owe under Section 409A in connection with grants of Awards and payments under the Plan. For purposes of this Plan, references to a termination of employment or service shall have the same meaning as a “separation from service” pursuant to Section 409A.
5.11Clawback. To the extent required by applicable law or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Manager or the Company, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, the Manager and the Company reserve the right, without the consent of any Participant or beneficiary of any Award, to adopt any such clawback policies and procedures, including such policies and procedures applicable to the Plan or any Award Agreement with retroactive effect.
5.12Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
5.13Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the Manager and the Company shall be relieved of any further liability for payment of such amounts.

5.14Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.
5.15Term of the Plan. The Plan shall be effective on the date the Plan is adopted by the Board and shall continue until the earliest of (i) the date it is terminated by the Board, or (ii) the tenth (10th) anniversary of the date the Plan is approved as provided above. However, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.